EXHIBIT 10.19

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is dated as of October 1, 2020 (the “Effective Date”), and is entered into by and between BLACK RIDGE OIL & GAS INC. (the “Company”), and Ira Goldfarb (the “Employee”).

W I T N E S S E T H

WHEREAS, the Company desires to employ the Employee, and the Employee desires to be employed by the Company pursuant to the terms of this Agreement, as follows:

1.               POSITION AND DUTIES. During the Employment Term, the Employee shall serve as the Executive Chairman and Chairman of the Board of the Company. In this capacity, the Employee shall have the duties, authorities and responsibilities commensurate with the duties, authorities and responsibilities of persons in similar capacities in similarly sized companies. The Employee’s principal place of employment with the Company shall be in the Dallas-Fort Worth, Texas metropolitan area, provided, that, the Employee understands and agrees that the Employee will be required to travel regularly for business purposes. The Employee shall report directly to the Board of Directors of the Company (the “Board”)) and shall devote all of the Employee’s business time, energy, business judgment, knowledge and skill and the Employee’s best efforts to the performance of the Employee’s duties with the Company.

2.               EMPLOYMENT TERM. The Company agrees to employ the Employee pursuant to the terms of this Agreement, and the Employee agrees to be so employed, for a term of five (5) years (the “Initial Term”) commencing upon the Effective Date. Upon expiration of the Initial Term and on each anniversary of the Effective Date following the Initial Term, the term of this Agreement shall be automatically extended for successive one (1)-year periods (each, a “Successive Term”); provided, however, that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least thirty (30) days prior to the expiration of the Initial Term or any such Successive Term. Notwithstanding the foregoing, the Employee’s employment hereunder may be earlier terminated in accordance with Section 8 hereof. The period of time between the Effective Date and the termination of the Employee’s employment hereunder shall be referred to herein as the “Employment Term.”

3.               COMPENSATION. During the Employment Term, the Company agrees to pay the Employee compensation as follows:

(a)            STOCK COMPENSATION. Beginning on the Effective Date and through December 31, 2021, the Company shall compensate the Employee through the issuance of 90,667 shares of common stock to the Employee issuable on December 31, 2024. In addition, the Employee shall be eligible for an option grant in an amount as determined by the Company's Board (or compensation committee of the Company) with a vesting schedule such that 60% shall vest on January 1, 2024 and 20% of the total grant shall vest on each of January 1, 2025 and 2026.

(b)            CASH COMPENSATION. Beginning on January 1, 2022, the Company shall pay the Employee a base salary at an annual rate of $330,000, payable in accordance with the regular payroll practices of the Company, but not less frequently than monthly (the “Base Salary”).

4.               ANNUAL BONUS. Beginning on December 31, 2021, and on December 31 of each year thereafter, the Employee shall be eligible to receive an annual discretionary incentive payment (the “Annual Bonus”) with respect to each calendar year during the Employment Term beginning with the 2021 calendar year, upon the attainment of one (1) or more pre-established performance goals established by the Board (or a committee thereof) in its sole discretion. The Annual Bonus will be based on a target bonus opportunity of fifty percent (50%) of the Employee’s total compensation for such year. Any Annual Bonus payable hereunder shall be paid in the calendar year following the calendar year to which such bonus relates and at the same time as other annual bonuses are paid to other senior executives of the Company, if applicable, subject to the Employee’s continued employment with the Company through the date of payment.

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5.               ANNUAL RAISE. Beginning on December 31, 2022, and on December 31 of each year thereafter, the Employee shall receive a raise equal to ten percent (10%) of her Base Salary for the year then completed (each such raise, an “Annual Raise”), with such raise to be effective January 1 of the following year. Notwithstanding anything else contained herein, the Employee shall only be entitled to receive the Annual Raise for any given year if the Company’s pre-tax net income for the most recently completed fiscal year is equal to or greater than one hundred thousand dollars ($100,000).

6.               EMPLOYEE BENEFITS. During the Employment Term, the Employee shall be entitled to participate in any employee benefit and insurance plans that the Company has adopted or may adopt, maintain or contribute to for the benefit of its employees generally, subject to satisfying the applicable eligibility requirements. Notwithstanding the foregoing, the Company may modify or terminate any employee benefit plan at any time. Further, the Employee shall be entitled to four (4) weeks of paid vacation per calendar year (as prorated for partial years) in accordance with the Company’s policy on accrual and use applicable to employees as in effect from time to time.

7.               BUSINESS AND TRAVEL EXPENSES. The Employee shall be reimbursed in accordance with the Company’s expense reimbursement policy, for all reasonable out-of-pocket business expenses incurred and paid by the Employee during the Employment Term.

8.               TERMINATION. The Employee’s employment and the Employment Term shall terminate on the first of the following to occur:

(a)            DISABILITY. Upon thirty (30) days’ prior written notice by the Company to the Employee of a termination due to Disability. For purposes of this Agreement, “Disability” shall be defined as the inability of the Employee to have performed the Employee’s material duties hereunder after reasonable accommodation due to a physical or mental injury, infirmity or incapacity for one hundred eighty (180) days (including, without limitation, weekends and holidays) in any three hundred, sixty-five (365)-day period as determined by the Board in its reasonable discretion.

(b)            DEATH. Automatically upon the date of death of the Employee.

(c)            CAUSE. Immediately upon written notice by the Company to the Employee of a termination for Cause. “Cause” shall mean:

(i)              the Employee’s willful misconduct or gross negligence in the performance of the Employee’s duties to the Company or any of its affiliates or failure to follow the lawful instruction of the Board;

(ii)            the Employee’s commission of, indictment for, conviction of, or pleading of guilty or nolo contendere to, any crime involving moral turpitude or any felony;

(iii)          the Employee’s performance of any act of theft, embezzlement, fraud, dishonesty or misappropriation of the property of the Company or any of its affiliates; or

(iv)          the Employee’s breach of any fiduciary duty owed to the Company or any of its affiliates (including, without limitation, the duty of care and the duty of loyalty).

(d)            WITHOUT CAUSE. Upon sixty (60) days’ written notice by the Company or the Employee to the other.

Except for in the event of a termination for Cause by the Company, the Employee or the Employee’s estate shall be paid any unpaid stock compensation or Base Salary through the date of termination; reimbursement for any unreimbursed business expenses incurred and reimbursable in accordance herein; and all other accrued and vested payments, benefits or fringe benefits to which the Employee is entitled in accordance with the terms and conditions of the applicable compensation or benefit plan, program or arrangement of the Company.

In addition to the above, if Employee's employment is terminated by Company without Cause and Employee signs a written agreement prepared by Company that releases Company of any and all legal claims Employee may have, and that reaffirms Employee's commitment to abide by Sections 9, 10, 11 and 12 of this Agreement, as severance, Company will continue to pay Employee Employee’s then-current Base Salary, in accordance with Company's usual payroll practices, for the twenty-four (24) month period following the termination date.

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9.               CONFIDENTIALITY. The Company is hiring Employee and may, but is not obligated to, provide Employee with access to certain of the Company’s Confidential Information. While employed by the Company and at any time thereafter, Employee shall not, either directly or indirectly, use (other than in the performance of Employee’s duties to the Company) or disclose to any other firm, corporation, partnership, individual or other third party, any of the Company’s Confidential Information, defined as follows: "Any trade secrets or other information regarding the business, finances or operations of the Company, or regarding any investor, customer, supplier or other business relationship of the Company, or any assets or properties of the Company, whether tangible or intangible, that has not previously been publicly disclosed by duly authorized representatives of the Company. By way of illustration, but not limitation, Confidential Information shall include investment strategies, investment plans, trade secrets, processes, formulae, ideas, inventions, improvements, know-how, techniques, drawings, designs, original writings, software programs, plans, proposals, marketing and sales plans, information regarding the relationship of the Company with any of its existing and potential investors, customers, suppliers and other business relationships, any agreements by the Company with its investors, customers, suppliers and other business relationships, financial information, cost or pricing information, blueprints, production methods or capabilities, specifications, promotional ideas, and all other concepts and information or ideas related to the present or potential business of the Company." Employee acknowledges that the Company has invested substantial time and effort in developing this Confidential Information and that this Confidential Information is not readily ascertainable by others. Employee agrees to follow all procedures that the Company may establish to protect its Confidential Information. Employee agrees not to make copies of such Confidential Information, except for the benefit of the Company or as may be expressly authorized by the Company.

10.           NONCOMPETE. During employment with and for a period of one year after termination of employment with the Company (or after the date of the last payment from the Company to Employee of compensation if later), Employee agrees not to directly or indirectly engage in any employment, occupation, consulting, or other business activity (“activities”) that would be in competition with the Company in in the business of manufacturing and producing freeze-dried fruit and vegetables for human consumption (the "Business"). During employment with and for a period of one year after termination of employment with the Company (or after the date of the last payment from the Company to Employee of compensation if later), Employee agrees not to plan or otherwise take any preliminary steps, either alone or in concert with others, to establish or engage in the Business. The parties hereto acknowledge that the restrictions set forth in this Section 10 are fair and reasonable with respect to their duration, scope and area. If, at the time of the enforcement of this Section 10, a court holds that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances will be substituted for the stated duration, scope or area. In the event of any breach by Employee of any provisions of this Section 10, the Company will have the right, in addition to any other rights and remedies existing in its favor hereunder, to enforce its rights and the obligations of Employee under this Section 10 not only by an action for damages, but also by an action for specific performance and/or injunctive or other equitable relief in order to enforce or prevent any violations of the provisions of this Section 10. Notwithstanding anything else herein to the contrary, the Employee may own stock, securities, debt, notes or bonds of a company with publicly traded equity securities that competes with the Company if Employee is not a holder of more than two percent of any class of equity securities or more than two percent of the aggregate principal amount of any class of debt, notes or bonds of that company.

11.            NONSOLICITATION. During employment with and for a period of two years after termination of employment with the Company (or after the date of the last payment from the Company to Employee of compensation if later), Employee will not, either directly or indirectly, acting alone or with any other person, firm, agent, employee, officer or corporation, interfere with any contractual or other business relationships that the Company has, or solicit any current officer, director, employee, consultant, independent contractor or agent of the Company to leave the Company or to work for any business entity in direct or indirect competition with the Company.

12.            RETURN OF PROPERTY. Employee acknowledges that all documents and materials pertaining to the business of the Company or Employee’s employment with the Company are the property of the Company, even if made by Employee. Upon termination, or upon earlier request of the Company, Employee will return immediately all of the Company’s property, including all such documents and materials in Employee’s possession and control, and all forms of Confidential Information, as well as address lists, keys, credit cards, and any other items of value. Employee will not allow any third party to take or use any of the foregoing. Employee agrees not to remove any Company property from Company premises without the express prior written permission of a duly authorized representative of the Company. Upon termination, Employee: (1) will delete all Confidential Information from any computers Employee owns; and (2) will participate in an exit interview, if requested by the Company, for the purpose of ensuring that the Company's Confidential Information and business relationships will not be improperly jeopardized by Employee’s new position or situation.

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13.           NO ASSIGNMENTS. This Agreement is personal to each of the parties hereto. No party may assign or delegate any rights or obligations hereunder without first obtaining the written consent of the other party hereto.

14.           NOTICE. For purposes of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by hand, (b) on the date of transmission, if delivered by confirmed facsimile or electronic mail, (c) on the first business day following the date of deposit, if delivered by guaranteed overnight delivery service, or (d) on the fourth (4th) business day following the date delivered or mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Employee:

Ira Goldfarb

1918 N Olive St., Apt 3303

Dallas, TX 75201

If to the Company:

Ken DeCubellis

3155 Jamestown Road

Orono, MN 55356

15.           SECTION HEADINGS; INCONSISTENCY. The section headings used in this Agreement are included solely for convenience and shall not affect, or be used in connection with, the interpretation of this Agreement. In the event of any inconsistency between the terms of this Agreement and any form, award, plan or policy of the Company, the terms of this Agreement shall govern and control.

16.           SEVERABILITY. In the event that any of the provisions, or portions thereof, of this Agreement are held to be unenforceable or invalid by any court of competent jurisdiction, the validity and enforceability of the remaining provisions, or portions thereof, shall not be affected thereby.

17.           COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

18.           GOVERNING LAW; JURISDICTION. This Agreement, the rights and obligations of the parties hereto, and all claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, without regard to the choice of law provisions thereof.

19.           Attorneys’ Fees. If any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Agreement, the substantially prevailing Party shall be entitled to recover costs of court and reasonable attorneys’ fees from the other Party or parties to such action.

20.           MISCELLANEOUS. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement together with all exhibits hereto (if any) sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes any and all prior agreements or understandings between the Employee and the Company with respect to the subject matter. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement.

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21.           TAX MATTERS.

(a)            WITHHOLDING. The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(b)            SECTION 409A COMPLIANCE.

(i)              The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Code Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Employee and the Company of the applicable provision without violating the provisions of Code Section 409A. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A.

(ii)            A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a “specified employee” within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered “nonqualified deferred compensation” under Code Section 409A payable on account of a “separation from service,” such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Employee, and (B) the date of the Employee’s death, to the extent required under Code Section 409A. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this Section 21(b)(ii) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and all remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(iii)          To the extent that reimbursements or other in-kind benefits under this Agreement constitute “nonqualified deferred compensation” for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

(iv)          For purposes of Code Section 409A, the Employee’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Whenever a payment under this Agreement specifies a payment period with reference to a number of days, the actual date of payment within the specified period shall be within the sole discretion of the Company.

(v)            Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Code Section 409A be subject to offset by any other amount unless otherwise permitted by Code Section 409A.

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EXECUTION VERSION

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

BLACK RIDGE OIL & GAS INC.

By: ________________________________________

Name:

Title:

EMPLOYEE

___________________________________________

Ira Goldfarb

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